Exhibit 10.6

EMPLOYMENT AGREEMENT BETWEEN

PETCO ANIMAL SUPPLIES STORES, INC. AND MICHAEL NUZZO

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of April 8th, 2015 (the “Effective Date”) by and between Petco Animal Supplies Stores, Inc., a Delaware corporation (“Petco” or “the Company”), and Michael Nuzzo (“Executive”). Petco and Executive are hereinafter collectively referred to as the “Parties,” and are individually referred to as a “Party.”

RECITALS

A.         Petco desires to assure the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.         Executive desires to be employed by Petco, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	EMPLOYMENT.

1.1

Petco hereby employs Executive, and Executive hereby accepts employment by Petco, upon the terms and conditions set forth in this Agreement, for the period commencing on April 13, 2015, and ending as provided in paragraph 4 hereof (the “Employment Period”).

1.2

Executive shall serve as Executive Vice President & Chief Financial Officer of the Company and shall report to the Chief Executive Officer (“CEO”) of Petco, initially having responsibility over Finance, Information Technology, Supply Chain, Law, and Business Development strategy and execution activity, and/or any other duties delegated to him by the CEO.

1.3

Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company, consistent with the bylaws of the Company and as required by the Company’s Board of Directors (“Board”) or CEO, and which are customarily associated with his position as Executive Vice President & Chief Financial Officer.

1.4

Unless the Parties otherwise agree in writing, during the term of this Agreement, Executive shall perform his services at Petco’s offices, located in San Diego, California or such other facilities of the Company as the

Company and Executive may agree upon from time to time; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

2.	LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1

During the Employment Period, Executive shall devote his full business energies, interest, abilities and productive time to Petco. This section shall not preclude Executive from engaging in civic, charitable or religious activities, or from serving on boards of directors of companies or organizations that do not present any conflict with the Interests of the Company or otherwise adversely affect the Executive’s performance of his duties.

2.2

Except with the prior written consent of the Board, Executive will not, during the Employment Period, compete with the Company, either directly or Indirectly, in any manner or capacity, as adviser, consultant, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of developing, manufacturing or marketing any product or service that is in the same field of use or that otherwise competes with a product or service that is offered, is actively under development, or is actively being considered for development by the Company.

2.3

Except as permitted herein, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest that Executive knows or should know is adverse or antagonistic to the Company, its business, clients, strategic partners, investors or prospects. Ownership by Executive, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.

3.	COMPENSATION AND BENEFITS.

3.1

The Company will pay Executive a Base Salary of Five Hundred Seventy-Five Thousand Dollars ($575,000) per year in bi-weekly installments of Twenty-Two Thousand One Hundred Fifteen Dollars and Thirty-Eight Cents ($22,115.38). Such salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2

Executive’s Base Salary shall be reviewed annually and adjusted in the Company’s sole discretion. Executive will be eligible to participate in the annual salary administration process in February 2016. Executive’s performance will be reviewed and an increase may be granted for the fiscal year 2015 based on satisfactory or above performance.

3.3	All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.4

Annual Performance Bonus – At the discretion of the Board, Executive will be eligible for a targeted bonus payment for fiscal year 2015, based on eighty percent (80%) of Executive’s annualized Base Salary for 2015, payable in April 2016 and subject to all terms of the bonus plan then existing. Subsequent bonus payments, if approved by the Board, are typically awarded in March and payable in April. The annual bonus, if approved by the Board, shall be paid to Executive during the month of April of each calendar year (following the determination of the award in month of March of such calendar year), or as soon as practicable thereafter, and shall, in all events, be payable no later than the end of such calendar year so as to be deemed a timely payment for purposes of Section 409A of the Code (as hereinafter defined), consistent with the requirements of Treasury Regulation Section 1.409A-3(d). As retention of the Executive is one of the main purposes of this bonus, Executive must be actively employed at Petco at the time the bonus is paid in order to be eligible to receive the payment.

3.5

During the Employment Period, the Company agrees to reimburse Executive for all reasonable and necessary business expenses subject to the Company’s standard requirements regarding the reporting and documentation of such expenses.

3.6

During the Employment Period, Executive shall, in accordance with Company policy and the terms of any then applicable plan documents, be entitled to participate in the Petco group medical, dental, vision, 401(k), deferred compensation, and flex spending plans upon hire and other benefits. It is understood that the Company may modify or cancel any or all such plans programs or benefits in its discretion, consistent with the requirements of state or federal law. Currently these benefits, plans and programs include the elements described in the remainder of this paragraph 3.

3.7

Financial Planning and Tax Services - Financial, investment, estate and tax planning services from AYCO Financial Services will be provided at no cost to Executive. Although the value of these services will be provided at no cost to Executive, cost of same will be imputed to Executive for income tax purposes (should Executive elect to utilize such services).

3.8

Disability and Life Insurance - Short-term and long-term disability Insurance, Company-paid Group Term Life Insurance equal to three times Executive’s annual earnings up to a maximum of $1,000,000.00, and AD&D Insurance will be provided at no cost to Executive.

3.9

Annual Executive Physical – An annual physical will be provided through Scripps Executive Health or a similar qualified provider at no cost to Executive. Although the value of this service will be provided at no cost to Executive, cost of same will be imputed to Executive for income tax purposes (should Executive elect to utilize this benefit).

3.10

401(k) Savings Plan – Executive will be eligible to participate in the Company sponsored 401(k) plan effective the first of the month following Executive’s one-year anniversary with the Company, provided that Executive meets all eligibility requirements. Under current plan terms, Executive may elect to contribute up to sixty (60) percent of his salary on a tax-deferred basis (subject to any, plan discrimination testing limits), and Petco will provide a matching fifty percent (50%) contribution on the first three percent (3%) of Executive’s deferred salary contribution.

3.11

Time Off Work - Executive does not earn PTO or vacation benefits. Instead, Petco offers an Informal time off policy, which allows Executive to take as much time away from the office as needed and as deemed consistent with the responsibilities of the job, subject to manager approval (because executives are expected to work as needed to fulfill their Job responsibilities, Petco leaves to the discretion of each executive how to best manage his/her time, including scheduling time away from the office for vacation, Illness, and other personal reasons).

3.12

Non-Qualified Deferred Compensation Plan - Executive may contribute up to seventy-five percent (75%) of his base pay and up to one hundred percent (100%) of his bonus pay each calendar year into the non-qualified deferred compensation plan upon hire. Petco currently has a discretionary match of $.50 on each dollar up to a maximum of three percent (3%) of an employee’s contribution for base pay and $.60 on each dollar up to a maximum of six percent (6%) of an employee’s contribution for bonus pay. Executive may enroll in the Plan within thirty (30) days of hire and each year in December for the following year.

3.13

Equity - Subject to the Board’s approval, Petco will grant Executive an option to purchase four million (4,000,000) shares of common stock. The option will have an Initial per share exercise price not less than the fair market value of the Company’s common stock on the date of grant. Executive’s Initial option shall vest and become exercisable as to twenty percent (20%) of the option shares on each anniversary date of the date of the grant. All equity awards are issued according to the terms of Petco’s 2006 Senior Executive Incentive Award Plan (the “2006 Plan”) and applicable award agreements and are subject to approval by the Board. Any future equity incentives will vest according to the terms of their agreements.

3.14

Petco Discount and Other Benefits – Executive will be eligible to participate in a number of Petco-sponsored benefits, including a merchandise discount at all Petco stores, discounted pet insurance through Petco’s then existing preferred pet insurance vendor, membership privileges at the San Diego County Credit Union, a discount at 24-Hour Fitness Centers, discounted childcare at Children’s World Learning Centers, and an annual executive physical through Scripps Executive Health.

3.15

Relocation Expenses – Subject to Executive’s execution of the Relocation Repayment Agreement, a copy of which is attached hereto as APPENDIX A, Petco will provide Executive with the following relocation assistance to San Diego (all relocation expense reimbursements will be grossed up):

(1)       Reimbursement for the cost of packing and moving Executive’s household goods to the San Diego area through the use of Petco’s preferred carrier.

(2)       Reimbursement for reasonable house-hunting trips prior to Executive’s move to San Diego Inclusive of airfare, lodging, daily meal allowance and car rental. Travel arrangements will be made through Petco’s on-site travel agent and Talent Acquisition Department.

(3)       Reimbursement for normal and reasonable commissions and other usual and customary costs associated with the sale of Executive’s current primary residence and usual and customary closing costs associated with a new home purchase in San Diego. Petco will not reimburse pre-paid interest, underwriting fees used to buy down interest rates or any recurring real estate costs as part of Executive’s relocation package.

Petco’s relocation policy requires that Executive execute the Relocation Repayment Agreement before the Company will assist with any relocation costs. The Relocation Repayment Agreement states that Executive will repay the Company a prorated portion of all advanced relocation expenses if Executive leaves the employment of Petco voluntarily or for Cause (as defined in Section 4(c) below) prior to completing one (1) year of service.

4.	TERM.

Petco is an “at will” employer and as such, employment with Petco is not for a fixed term or definite period and may be terminated at the will of either party, with or without cause, and without prior notice. No supervisor or other representative of the Company (except Petco’s CEO) has the authority to enter into any agreement for employment for any specified period of time, or to make any agreement contrary to the above. This is the final and complete agreement on this term. Any contrary representations which may have been made or which may be made to Executive are superseded by this Agreement.

(a)

If the Employment Period is terminated by the Company, or by Executive’s resignation, or as a result of Executive’s death or permanent disability, Executive shall be entitled to receive his Base Salary through his termination date.

(b)

Notwithstanding the at-will nature of the employment relationship between Petco and Executive, if Executive’s employment is terminated by Petco without Cause (“Cause’’ is defined in Section 4(c) below) and explicitly conditioned upon Executive’s furnishing to the Company, and not revoking, an executed waiver and release of claims (in substantially the form of APPENDIX C, which is attached to this Agreement), Executive shall be entitled to receive a lump sum payment equal to eighteen (18) months of his current Base Salary in effect as of the date of termination, subject to standard deductions and withholdings, payable in a lump sum thirty (30) days after the date of termination.

(c)	For purposes of this Agreement, “Cause” shall mean:

(i)

The Executive’s material breach of this Agreement, including without limitation any act that is materially contrary to the best interests of the Company, which breach is not cured within ten (10) days of receipt by Executive of written notice from the Company’s Board specifying the breach;

(ii)

The failure or refusal by Executive to perform his duties hereunder that has not been remedied within ten (10) business days after written demand for substantial performance has been delivered to Executive by the Company, which demand identifies the manner in which Company believes that the Executive has not performed such duties and the steps required to cure such failure to perform;

(iii)	The conviction of Executive of, or the entering of a plea of nolo contendere by Executive with respect to a felony;

(iv)	Executive’s violation of Petco’s Code Of Ethics or Petco’s policies against discrimination or harassment; or

(v)	Executive’s inability or failure to competently perform his duties hereunder due to the use of drugs or alcohol.

(d)

Executive will also be entitled to the severance benefits in Section 4(b) above, should Executive terminate his employment for Good Reason (as defined below), and explicitly conditioned upon Executive’s furnishing the Company, and not revoking, an executed waiver and release of claims (in substantially the form of APPENDIX C, which is attached to this Agreement).

For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the express written consent of Executive, of any of the following conditions:

(i)      a material diminution in Executive’s authority, duties or responsibilities;

(ii)      a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report;

(iii)      a material diminution in Executive’s base compensation;

(iv)      a material diminution in the budget over which Executive retains authority;

(v)      the relocation of Executive’s own office to a location more than fifty (50) miles from its present location except if such relocation is to the Company’s San Antonio Support Center;

(vi)      the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within sixty (60) days after a merger, consolidation, sale or similar transaction, unless such assumption occurs by operation of law; or

(vii)      any other action or inaction that constitutes a material breach by the Company of the Agreement.

If Executive intends to resign for one or more of the conditions listed above, Executive shall give notice of such intent to the Company within ninety (90) days after the initial existence of such condition, detailing such condition with specificity. If the Company does not remedy the condition within thirty (30) days of receiving such notice, then any resignation by Executive from the Company within the two (2) year period beginning with the initial existence of one or more of the foregoing conditions shall be deemed a resignation for “Good Reason.”

For purposes of this Agreement, “Change in Control” shall have the meaning assigned to it under the 2006 Plan. If Executive is terminated without Cause and within twelve (12) months after a Change in Control, Executive shall also be entitled to receive at the time of termination, an amount equal to the product of “x” and “y” where:

“x” = The bonus, if any, that Executive would have been eligible to receive in respect of the then current year in which Executive’s termination of employment occurs (as such bonus would have been computed based on Company performance immediately prior to such termination of employment), but in no event greater than 100% of the Executive’s target bonus); and

“y” = the number of whole months in the Severance Period divided by eighteen (18).

In addition, if Executive’s services with the Company are terminated entitling Executive to the bonus amount set forth in the preceding paragraph relating to “Change in Control,” all of Employee’s rights to (a) exercise options to purchase shares of the Company’s common stock granted to and held by Employee at the time of the Change in Control, if any, and (b) restricted stock units representing the right to receive shares of Company common stock granted to and held by Executive at the time of the Change in Control, if any, shall immediately vest or the restrictions thereon shall immediately lapse, as applicable, resulting in such options becoming immediately exercisable and such restricted stock units becoming immediately available for settlement, and exempt from the exercise of any discretion to the contrary by the administrator of any plans under which such equity awards were originally granted. Notwithstanding the preceding sentence, in the case of any equity Interest that constitutes nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such equity interest shall not be payable upon such Change in Control and Instead shall be payable in accordance with the terms of the applicable equity award agreement, unless such transaction satisfies the requirements for a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Section 409A of the Code.

In furtherance of the foregoing, Executive’s date of termination of service with the Company for purposes of determining the date that any payment or benefit that is treated as nonqualified deferred compensation under Section 409A of the Code is to be paid or provided (or in determining whether an exemption to such treatment applies), shall be the date on which Executive has incurred a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) and applicable guidance thereunder (“Separation from Service”). Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, no payment or distribution under this Agreement that becomes payable by reason of Executive’s termination of employment with the Company will be made to Executive unless Executive’s termination of employment constitutes a Separation from Service. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. To the extent the Company is required pursuant to this Agreement to reimburse expenses or provide a gross-up for taxes incurred by Executive, and such reimbursement or gross-up obligation is subject to Section 409A of the Code, the Company shall reimburse any such eligible expenses by the end of the calendar year next following the calendar year in which the expense was Incurred (and provide the tax gross-up payments no later than the end of the calendar year next following the calendar year in which the related taxes were remitted), subject to any earlier required deadline for payment otherwise applicable under this Agreement. In addition, to the extent any expense reimbursements or in-kind benefits are subject to Section 409A, (x) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year, and (y) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

If the Company in good faith determines that Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) with respect to the payment of benefits or the provision of benefits coverage under this Agreement at the time of his Separation from Service and that the immediate commencement of such payment or provision, as otherwise provided in this Agreement, would constitute a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then, to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, notwithstanding any provision to the contrary in this Agreement (and in an effort to spare Executive such additional taxes), the Company shall delay the commencement of payments or benefits coverage to which Executive would otherwise become entitled under this Agreement in connection with Executive’s Separation from Service until the earlier of:

(i)       the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service, or

(ii)       the date of Executive’s death.

Upon expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

5.	AMENDMENT AND WAIVER.

5.1

The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.	CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

6.1	Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as APPENDIX B.

6.2

Executive recognizes that his employment with the Company will Involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company, (hereinafter referred to as “Confidential and Proprietary Information”). Executive will at all times regard and preserve as confidential such Confidential and Proprietary information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary information in any manner at any time, or use any Confidential and Proprietary Information except on behalf of the Company, without the prior written consent of the Company.

6.3

While employed by the Company Executive will not, either directly or through others, solicit or attempt to solicit: (i) any employee, consultant or Independent contractor of the Company to terminate his or her relationship with the Company In order to become an employee, consultant or independent contractor to or for any other person or business entity; or (ii) the business of any customer, vendor or distributor, partner or strategic alliance of the Company which, is or was doing business with the Company. Executive further agrees that for one (1) year after his employment ends, he will not directly or indirectly use any Company Confidential/Proprietary Information to solicit: (i) any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company In order to become an employee, consultant or independent contractor to or for any other person or business entity; or (ii) the business of any customer, vendor or distributor, partner or strategic alliance of the Company which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Company.

7.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Due to the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8.	NOTICES.

8.1

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company: Petco Animal Supplies Stores, Inc., 9125 Rehco Road, San Diego, California 92121, Attn: Chairman of the Board of Directors

with a copy to:

Jody A. Landry, Littler Mendelson P.C., 501 W. Broadway, Suite 900, San Diego, California 92101

If to Executive: Michael Nuzzo

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

9.	CHOICE OF LAW.

  This Agreement is made in San Diego, California. The parties agree that it shall be construed and interpreted in accordance with the laws of the State of California, regardless of the choice of laws provisions of such state or any other Jurisdiction.

10.	INTEGRATION.

  This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties unless otherwise expressly referenced above.

11.	AMENDMENT.

  This Agreement cannot be amended or modified except by a written agreement signed by Executive and the CEO of Petco.

12.	WAIVER.

  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

13.	SEVERABILITY.

  The finding by a court or arbitrator of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that will most accurately represent the parties’ intention with respect to the invalid or unenforceable term or provision.

14.	INTERPRETATION; CONSTRUCTION.

  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, his own independent counsel with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.	REPRESENTATIONS AND WARRANTIES.

  Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

16.	ARBITRATION.

16.1

This Arbitration provision is governed by the Federal Arbitration Act (9 U.S.C. sections 1 et seq.), regardless of any choice of law provisions otherwise contained in this contract. The Parties agree to arbitrate any dispute, claim, or controversy (“Claim’’) arising out of or related to this employment contract or Executive’s employment with Petco, including, but not limited to, claims of misappropriation of trade secrets or proprietary information, unfair competition, employment discrimination and harassment under Title VII of the Civil Rights Act, as amended, and the California Fair Employment & Housing Act, age discrimination under the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, 42 U.S.C. section 1981, the Employment Retirement Income Security Act, the California Labor Code, breach of employment contract or the Implied covenant of good faith and fair dealing, wrongful discharge, or tortious conduct (whether intentional or negligent) including defamation, misrepresentation, fraud, infliction of emotional distress, but excluding claims for workers’ compensation benefits or unemployment insurance or claims for wages before the California Department of Industrial Relations. This arbitration provision does not prevent Executive from filing a claim or charge with the Equal Employment Opportunity Commission, U.S. Department of Labor, or the National Labor Relations Board.

16.2

The arbitration shall be conducted by a single neutral arbitrator in accordance with the rules issued by the American Arbitration Association (“AAA”) for resolution of employment disputes. The AAA Rules may be located at www.adr.org. The arbitration shall take place within 45 miles of where Executive is or was last employed by Petco. Petco will pay the fee for the arbitration proceeding, as well as any other charges by the AAA.

16.3

The Arbitrator shall issue a written decision or award, stating the findings of fact and conclusions of law supporting the decision or award. The decision or award of the arbitrator shall be final and binding upon the Parties. The arbitrator shall have the power to award any type of relief that would be available in a court of competent jurisdiction for the claims brought in arbitration. Any award may thereafter be entered as a judgment in any court of competent jurisdiction. Executive agrees that any relief to which he is entitled arising out of his employment or cessation of that employment shall be limited to that awarded by the arbitrator.

16.4

Executive and Petco agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of any claims.

16.5	A court construing this Agreement may modify, or interpret it to the extent and such manner as to render it enforceable.

16.6	Executive has agreed to this arbitration provision in consideration of his employment by Petco and upon consultation with private counsel of his choice.

16.7

EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 16.7 WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH EXECUTIVE’S EMPLOYMENT OR TERMINATION THEREOF, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, AND THAT EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 16.7 THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL RESPECTS

OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS. EXECUTIVE AND THE COMPANY AGREE THAT THIS AGREEMENT TO ARBITRATION IS GOVERNED BY THE AMERICAN ARBITRATION ACT AND THAT ANY ARBITRATION WILL BE GOVERNED BY THE EMPLOYMENT ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION, WHICH CAN BE OBTAINED FROM ITS WEBSITE.

17.	LITIGATION COSTS.

Should any litigation, arbitration, or administrative action be commenced between the Parties or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the Party or Parties prevailing in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for that Party’s attorney’s fees, which shall be determined by the court, arbitrator, or administrative agency.

18.	TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

/s/ Michael Nuzzo	/s/ James Myers
Michael Nuzzo	James Myers, CEO
Petco Animal Supplies Stores, Inc.